SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of November 13, 2005, is made and entered into by and between THOMAS E. MANGOLD (“Executive”) and AFFIRMATIVE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Company”).
RECITALS:
     A. Executive has been employed by the Company as its Chairman, Chief Executive Officer and President pursuant to the terms of an employment agreement entered into on or before May 27, 2004 and effective as of July 14, 2004 (the “Employment Agreement”).
     B. Executive is a party to Stock Option Agreements granted under the Company’s 1998 Omnibus Incentive Plan, as amended (the “1998 Plan”), and Stock Option Agreements granted under the Company’s 2004 Stock Incentive Plan (the “2004 Plan”) pursuant to which the Company has granted to Executive stock options covering shares of Common Stock under the 1998 Plan (the “1998 Options”) and stock options covering shares of Common Stock under the 2004 Plan (the “2004 Options”).
     C. Executive is, pursuant hereto and in connection with his termination hereunder irrevocably resigning from all positions as an officer or director of the Company and all entities affiliated with the Company effective November 13, 2005 (the “Resignation Date”).
     D. Executive and the Company have reached an agreement regarding the termination of Executive’s employment with the Company effective as of the Effective Date (as defined in Section 16 of this Agreement).
     E. Without making any admission of liability whatsoever, it is the desire of Executive and the Company to settle fully and finally all differences or potential differences between them, including all differences or potential differences that arise out of or relate to Executive’s employment or termination of employment with the Company.
STATEMENT OF AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the sufficiency of which is hereby acknowledged, and intending to be legally bound by the terms of this Agreement, Executive and the Company agree as follows:
     1. Termination of Employment and Resignation of Positions. As of the Effective Date, Executive’s employment by and with the Company and any subsidiaries shall terminate. As of the Effective Date, the Employment Agreement shall terminate (other than Section 5 thereof) and the parties acknowledge and agree that, pursuant hereto, the Executive is voluntarily terminating his employment with the Company as of the Effective Date. Executive acknowledges that, pursuant hereto, the Executive is voluntarily irrevocably resigning from all positions as an officer or director of the Company and as an officer or director of all entities affiliated with the Company as of the Resignation Date. Executive agrees to execute such documents and take such actions as the Company may deem necessary or desirable to effectuate the foregoing.
     2. Consideration. Executive shall receive, in full settlement of any compensation and benefits to which he would otherwise be entitled (except as provided herein) under the Employment Agreement or under any other compensation or benefits plan, program, policy or arrangement maintained by the Company in which Employee has at any time been a participant, including without limitation, accrued vacation and other paid time off:
          2.1 Executive shall be entitled to payment for accrued and unpaid base salary through the Effective Date, less applicable income and employment tax withholding and benefit plan deductions. The net amount paid pursuant to this Section 2.1 after applicable deductions and withholding shall be paid on the earlier of the next regular payroll date of the Company following the Effective Date or such earlier date as may be required by law.
          2.2 Executive shall be entitled to payment for accrued and unpaid Paid Time Off (“PTO”) through the Effective Date, less applicable income and employment tax withholding. The net amount paid pursuant to this Section 2.2 after applicable withholding shall be paid on the earlier of the next regular payroll date of the Company following the Effective Date or such earlier date as may be required by law. Such amount shall be paid in complete satisfaction of any liability for accrued vacation and other paid time off.
          2.3 Executive shall be entitled to payment of a prorata bonus for the year 2005 in the amount of Three Hundred Thirty-Four Thousand Five Hundred Eighty-Three and 35/100 Dollars ($334,583.35), less applicable income and employment tax withholding. The net amount after applicable withholding shall be paid by wire transfer (Bank of America ABA # 111000025, Account # 005770427161 (the “Wire Instructions”)) on the Effective Date. The payment will be made on the Effective Date against receipt of the executed Acknowledgement of Non-Revocation in the form of “Exhibit B” to this Agreement and faxing same to the Company’s General Counsel.
          2.4 The Company shall pay Executive a cash severance payment of Two Million Seven Hundred Ninety-Five Thousand Dollars and no/100 ($2,795,000.00), less applicable income and employment tax withholding. The net amount after applicable withholding shall be paid by wire transfer in accordance with the Wire Instructions on the Effective Date. The payment will be made on the Effective Date against receipt of the executed Acknowledgement of Non-Revocation in the form of “Exhibit B” to this Agreement and faxing same to the Company’s General Counsel.
          2.5 Executive agrees that he will submit to the Company, before the Effective Date, a request for all expenses (through the Resignation Date) to which he is entitled to receive reimbursement pursuant to Company policies. The Company agrees to pay such amounts within 10 days of the date the Executive submits such requests. Executive agrees that no reimbursable expenses shall be incurred by Executive after the Resignation Date.

          2.6 Executive shall be entitled to receive the following payment in lieu of any benefits provided by the Company under the group insurance plans or other arrangements maintained by the Company, subject to the following:
               2.6.1 Within seven days after the Effective Date, the Company shall pay Executive the sum of Thirty-Eight Thousand Dollars ($38,000) in lieu of any continuation of benefits by the Company other than as set forth in Section 2.6.2 hereof. The payment will be made against receipt of the executed Acknowledgement of Non-Revocation in the form of “Exhibit B” to this Agreement and faxing same to the Company’s General Counsel.
               2.6.2 Executive may elect to continue health benefit coverage under the Company’s group health plan (medical and dental coverages) for himself, his spouse and/or eligible dependants to the extent available under the terms of the plan pursuant to the healthcare coverage continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), at the same coverage level provided immediately prior to the Effective Date (subject to any changes in employee coverage under the plan that may be made from time to time with respect to the coverage generally applicable to the Company’s senior executives). Executive will pay the cost of such COBRA coverage.
               2.6.3 Executive shall be entitled to vested benefits under the Company’s 401(k) plan according to the terms of such plan and his rights and the Company’s obligations thereunder shall not be affected by this Agreement.
     3. Stock Options.
          3.1 All vested 1998 Options shall be exercisable in accordance with the terms of the 1998 Plan. Notwithstanding anything in the 1998 Plan to the contrary, all unvested 1998 Options shall become fully vested as of the Effective Date against receipt of the executed Acknowledgement of Non-Revocation in the form of “Exhibit B” to this Agreement and faxing same to the Company’s General Counsel and may be thereafter exercised by Executive according to the 1998 Plan.
          3.2 All of the 2004 Options granted under the 2004 Plan are hereby cancelled. Executive agrees to execute such documents and take such actions as the Company may deem necessary or desirable to further evidence the cancellation of the 2004 Options.
          3.3 In connection with the exercise or other activity with respect to the 1998 Options (or shares received upon exercise thereof) or other shares of the Company (collectively, the “Company Equity”), the Company agrees to reasonably assist Executive with efforts to exercise such 1998 Options or hedge the value of such Company Equity, including by reasonably cooperating with any broker or bank with whom Executive arranges for a cashless exercise of such 1998 Options or hedge of such Company Equity; provided, however, that the Company shall incur no out of pocket cost or expense or incur any obligation or liability in connection with assisting Executive as provided in this Section 3.3.
     4. Non-Admission of Discrimination or Wrongdoing.

          4.1 This Agreement shall not in any way be construed as an admission that the Company or any individual has any liability to or acted wrongfully in any way with respect to Executive or any other person. The Company specifically denies that it has any liability to or that it has done any wrongful or discriminatory acts against Executive or any other person on the part of itself, or its officers, employees and/or agents.
          4.2 Executive understands and agrees that he has not suffered any discrimination in terms, conditions or privileges of his employment based on age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medication condition, marital status, sexual orientation and/or sexual or racial harassment. Executive understands and agrees that he has no claim for employment discrimination under any legal or factual theory.
     5. Separation of Employment. Executive acknowledges that his employment with the Company shall terminate as of the Effective Date, and that such employment will not be resumed again at any time. In addition, Executive will not apply for or otherwise seek employment with the Company at any time in the future.
     6. Company Property. Executive represents and agrees that he has turned over to the Company all equipment, files, memoranda, records, and other documents, Confidential Information (as defined in Section 10.2 hereof) that is in physical or electronic form and any other physical or personal property which are the property of the Company and which he has in his possession, custody or control at the time this Agreement is executed. Executive will return to the Company any additional company property in his possession, including, but not limited to, company files, work product, computer equipment, computer software, cell phones, pagers, corporate credit cards, identification cards, manuals, company documents and company keys. Notwithstanding the foregoing, the Company agrees that Executive may keep the cell phone and the cell phone number that he currently uses, and the Company and Executive will cooperate to transfer responsibility for payment on the bills related thereto from the Company to Executive effective at a time mutually acceptable to the Company and Executive. Executive further agrees to cooperate and work with Company’s General Counsel to ensure his compliance with this Section 6.
     7. Release. In exchange for the accommodations by the Company provided herein and the mutual obligations set forth herein, and except for the obligations set forth or referenced herein (including, without limitation, Executive’s rights under the 1998 Options, Executive’s vested 401(k) and Executive’s rights to indemnification under the Company’s Bylaws, Certificate of Incorporation or otherwise) (collectively, the “Excluded Claims”), Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company, and or any of the Company’s parents and/or their respective subsidiaries and related or affiliated entities or successors, or any of their respective current or former officers, directors, managers, employees or representatives thereof respectively (collectively, the “Released Parties”) arising out of or relating to (i) Executive’s employment or termination of employment with the Company, (ii) the Employment Agreement, (iii) the 1998 Plan, except with respect to Executive’s rights under the 1998 Options, (iv) the 2004 Plan and the 2004 Options or (v) any acts, occurrences or omissions taking place prior to the date of execution of this Agreement by Executive (the “Release”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind, at law, equity or otherwise, arising in tort, contract or otherwise, whether known or unknown, suspected or unsuspected (other than Excluded Claims), which Executive has or may have against them. This Release extends to and includes, but is not limited to, claims for employment discrimination, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to Executive’s employment or termination of employment with the Company. This Release also includes a release of any claims (other than Excluded Claims) by Executive under federal, state or local employment laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000(e), et. seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et. seq. (age discrimination); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the Fair Labor Standards Act, 29 U.S.C. §§ 201, et. seq. (wage and hour matters, including overtime pay); (6) COBRA; (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et. seq. (disability discrimination); (9) the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001, et. seq. (employment benefits); (10) Title I of the Americans with Disabilities Act (disability discrimination); (11) the Sarbanes Oxley Act; and (12) any applicable Texas employment laws.
     8. No Lawsuits.
          8.1 Executive promises never to file a lawsuit of any kind with any court or arbitrator against the Company or any Released Parties, asserting any claims that are released in this Agreement.
          8.2 Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges or lawsuits of any kind with any court, governmental or administrative agency or arbitrator against the Company or any Released Parties, asserting any claims that are released in this Agreement.
     9. Ownership of Claims. Executive represents and agrees that Executive has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the claims Executive is releasing in this Agreement.
     10. Restrictive Covenants.
          10.1 Compliance with Covenants. Executive agrees to comply at all times after the date hereof with all provisions of this Section 10 and which include covenants concerning the non-disclosure of confidential information and other restrictive covenants. Executive acknowledges and agrees that these provisions shall survive the termination of his employment and the execution of this Agreement, to the extent specified in such provisions, regardless of the nature of or reason for his separation and the payments made with regard thereto.

          10.2 Confidential Information. Executive acknowledges and agrees that the Company and its affiliated entities have, since the inception of his employment and throughout the entire period thereof, provided him with trade secrets (as defined under Texas law), and Confidential Information (as defined below). Executive agrees that Executive will not divulge or disclose to anyone (other than the Company, its affiliated entities or any persons employed or designated by the Company) any Confidential Information. Confidential Information shall include this Agreement, all information of a confidential nature relating to the business of the Company or any of its subsidiaries or controlled affiliates, including, without limitation, customer lists, contract terms, marketing plans, business plans, financial data and information, cost information, sales data, business opportunities (whether for existing, new or developing businesses), pricing information, pricing strategies and techniques, employee lists, employee personnel information, salary information, business forms, computer and internet software and files, computer programs, compilations of information, partners or investors, methods of doing business, research information, processes, methods, designs, inventions, improvements, discoveries, and other confidential information that is regularly used in the operating, technology, and business dealings of the Company and its controlled affiliates. Executive further agrees not to disclose, publish or make use of any such knowledge or Confidential Information at any time, including in any future employment, without the consent of the Company. Notwithstanding the foregoing, this Section 10.2 and Section 5(a) shall not apply to Confidential Information (i) that becomes known to persons other than the Company through no fault of Executive (other than persons subject to a direct or indirect confidentiality obligation to the Company), or (ii) the disclosure of which is required under law or legal process, provided that Executive gives the Company prompt notice of such requirement of law or legal process and uses reasonable efforts to allow the Company an opportunity to seek a protective order or other relief limiting or barring such disclosure.
          10.3 Continuing Restrictive Covenants. Executive acknowledges and agrees that the restrictive covenants set forth in Section 5(a)-(c) of the Employment Agreement (a copy of such Section 5 is attached as Exhibit A) shall remain in full force and effect. Executive acknowledges and agrees that Executive shall continue to be bound by the restrictive covenants set forth in Section 5(a)-(c) of the Employment Agreement. Executive agrees not to judicially challenge the enforceability of any of the restrictive covenants set forth in Section 5(a)-(c) of the Employment Agreement, including any judicial challenges to consideration or the reasonableness of the restrictive covenants. Executive further agrees that if he judicially challenges the enforceability of any of the restrictive covenants set forth in Section 5(b)-(c) of the Employment Agreement, including any judicial challenges to consideration or the reasonableness of the restrictive covenants (including, without limitation, any challenge made in the course of prosecuting or defending), or if a court determines (in a proceeding to which the Company or a successor or assign hereunder is party) preliminarily in relation to injunctive relief, or on a final determination, that any of the restrictive covenants in Section 5(b)-(c) of the Employment Agreement are unenforceable or overbroad (excluding, for avoidance of doubt, any such determination related to comparable provisions of other agreements to which Executive is not a party), and if Executive is or has prior to such determination or judicial challenge directly or indirectly conducted activities that would constitute a material violation of this Section 10.3 or Section 5(b)-(c), as written, Executive will be obligated to pay Company the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), representing a portion of the amounts and benefits paid to or received by Executive under Sections 2.3, 2.4, 2.6.1 and 3.1 hereof, which will be immediately due and owing to the Company upon any such determination. Such payment shall be in addition to any other remedies available to the Company for breach of this Agreement by Executive. The amount of any damages incurred by the Company as a result of breach of this Agreement or Section 5(b)-(c) of the Employment Agreement by Executive will be reduced by the amount of any payment made by Executive to the Company as provided above. Notwithstanding anything to the contrary in this Section 10.3, if the Company initiates any proceeding against Executive for enforcement of Section 5(a)-(c) of the Employment Agreement, Executive reserves the right defend such proceeding on the basis that his activity does not constitute a violation of the provision.
          10.4 Enforcement. Executive and the Company acknowledge and agree that any of the covenants contained in this Section and Section 5 of the Employment Agreement may be specifically enforced through injunctive relief, but such right to injunctive relief shall not preclude Company from other remedies which may be available to it.
          10.5 Reformation. The Company and Executive agree and stipulate that the agreements and covenants not to compete and not to solicit contained in Section 5(b)-(c) of the Employment Agreement are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive is aware that in certain circumstances courts have refused to enforce certain terms of agreements not to compete and agreements not to solicit. Therefore, in furtherance of, and not in derogation of the provisions of Section 5(b)-(c), Executive agrees that in the event a court should decline to enforce any provision of Section 5(b)-(c) of the Employment Agreement, that Section 5(b)-(c) of the Employment Agreement, as the case may be, shall be deemed to be modified or reformed to restrict his competition with the Company or its affiliated entities to the maximum extent, as to time, geography and business scope, that the court shall find enforceable; provided, however, in no event shall the provisions of Section 5(b)-(c) of the Employment Agreement be deemed to be more restrictive to him than those contained herein or therein.
          10.6 Reliance on Compliance. Executive understands and agrees that the Company shall have the right to sue him for breach of this Agreement if Executive violates the provisions of this Section or Section 5 of the Employment Agreement, or otherwise fails to comply with this Agreement. Executive further acknowledges that but for his agreements to comply with his obligations described in this Section and Section 5 of the Employment Agreement and this Agreement, the Company would not provide him with all or part of the compensation, benefits and consideration set forth in Sections 2.3, 2.4, 2.6.1 and 3.1 of this Agreement.
     11. No Benefits. Executive understands that Executive’s participation in all benefit plans, programs, policies, insurance plans or other arrangements maintained by the Company or provided by the Company, if any, will end at the Effective Date, except as provided herein. Executive also understands that the Company will not pay for any business-related or other charges incurred by him after the Resignation Date unless such expenses are expressly approved in advance by the Chief Executive Officer of the Company. Executive further understands that Executive will cease to accrue PTO as of the Effective Date.

     12. Tax Withholdings and Reporting. All payments and benefits under this Agreement are gross amounts and will be subject to any required income and employment tax withholding. The parties agree to act in good faith to cooperate and confer on appropriate and consistent tax reporting relating to the payments and benefits under this Agreement.
     13. Cooperation. Executive shall reasonably cooperate with the Company and its subsidiaries in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company and its subsidiaries that relate to events or occurrences that transpired while Executive was employed by the Company. Executive further represents and agrees that he will not furnish information to or cooperate with any non-governmental entity (other than the Company and its affiliated entities) which is a party to such claims or actions; provided, however, nothing shall prohibit Executive from responding to the requirements of law or legal process, provided that Executive gives the Company prompt notice of such requirement of law or legal process and uses reasonable efforts to allow the Company an opportunity to seek a protective order or other relief limiting or barring such disclosure. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive represents and agrees that he will give truthful and accurate testimony in any such proceedings or legal actions. Executive also shall cooperate fully with the Company and its subsidiaries in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. Solely in recognition of the value of his time, if Executive meets with the Company or its affiliates at the request of the Company at any time after the Effective Date, the Company shall pay to Executive the sum of $2,000.00 per day plus documented travel expenses.
     14. Governing Law and Venue. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Dallas County, Texas. Texas law shall govern the interpretation and enforcement of this Agreement, notwithstanding the conflict-of-law principles of such jurisdiction.
     15. Effective Date. Executive is entering into this Agreement freely and voluntarily. Executive has carefully read and understands all of the provisions of this Agreement. Executive acknowledges that Executive has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that Executive has had sufficient opportunity to do so. Executive understands that Executive may have up to twenty-one (21) days from the date of this Agreement to consider this Agreement. Executive understands that if Executive signs this Agreement, Executive will then have seven (7) days to cancel it if Executive so chooses. Executive may cancel this Agreement by faxing a written notice of cancellation to the General Counsel of Company, provided, however, that the Executive’s resignation from his positions as an officer and director of the Company and all subsidiaries and affiliates shall remain in full force and effect. However, if Executive elects to cancel this Agreement, Executive understands Executive will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement. Executive realizes this Agreement is not effective or enforceable until the seven-day period expires without revocation. Executive understands that this Agreement will not become effective until the eighth day after Executive signs the Agreement without revocation (the “Effective Date”). If this Agreement does not become effective, the parties acknowledge that the Employment Agreement remains in full force and effect until terminated in accordance with the provisions thereof. Executive understands that the Company will have no duty to pay him or provide him with the compensation and benefits listed in this Agreement until the Effective Date of this Agreement, including, without limitation, all amounts and benefits paid to or received by Executive under Sections 2.3, 2.4, 2.6.1 and 3.1 hereof, other than compensation and benefits to which he is otherwise entitled, such as salary, expense reimbursements, and Company benefit plans. All amounts and benefits paid to or received by Executive under Sections 2.3, 2.4, 2.6.1 and 3.1 hereof will be made on the Effective Date against receipt of the executed Acknowledgement of Non-Revocation in the form of “Exhibit B” to this Agreement and faxing same to the Company’s General Counsel. Executive understands that he is not waiving any age discrimination claim that may arise after the Effective Date. Executive further acknowledges that he is receiving consideration, that he is not otherwise entitled to, for his agreement herein to release any age discrimination claim.
     16. Notice. All notices and other communications provided for in this Agreement (including the Acknowledgement of Non-Revocation) shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by fax and shall be addressed as follows:
     If to the Executive:  Thomas E. Mangold care of Benjamin Nelson of Hughes & Luce LLP (214.939.5849); and
     If to the Company:  David B. Snyder, General Counsel (972.728.6491)
     17. No Representations. The parties and each of them represent and agree that no promises, statements or inducements have been made to them that have caused them to sign this Agreement other than those expressly stated in this Agreement.
     18. Indemnification; Directors and Officer’s Insurance. The Company shall fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Certificate of Incorporation or Bylaws or otherwise, each as in effect on the date hereof. To the extent that the Company, in its sole discretion, elects to maintain professional liability insurance policies from time to time, the Company will not exclude Executive as a covered person to the extent that such policies cover former directors or officers.
     19. Successors. All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
     20. Severability. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     21. Proper Construction.
          21.1 The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

          21.2 As used in this Agreement, the term “or” shall be deemed to include the term “and/or” and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.
          21.3 The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.
     22. Entire Agreement. This Agreement (and Section 5 of the Employment Agreement and the 1998 Option agreements) is the entire agreement between Executive and the Company and fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to its subject matter.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Executive

Thomas E. Mangold

Company

Affirmative Insurance Holdings, Inc.

By:

Name:

Title:

EXHIBIT A
Excerpts from Section 5 of Employment Agreement
     5. Restrictive Covenants.
     (a) Confidential Information. During the Term and at all times thereafter, the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, customer lists, contract terms, financial costs, sales data, or business opportunities whether for existing, new or developing businesses, and the Executive further agrees not to disclose, publish or make use of any such knowledge or information without the consent of the Company.
     (b) Non-Compete. Upon voluntary termination of Executive’s employment, upon termination of Executive’s employment by the Company for Cause, or upon termination of Executive’s employment without Cause, Executive agrees not to enter into or engage in any phase of the business conducted by the Company in any state in which the Company is conducting business on the date of termination of Executive’s employment with the Company, either as an individual for his own account, as a partner or joint venturer, or as an employee, agent, officer, director, or substantial shareholder of a corporation or otherwise for a period of two (2) years following the date of Executive’s termination of his employment with the Company. As of the date of execution of this Agreement, the business conducted by the Company was defined as owning and operating (i) insurance companies providing automobile insurance coverage of any type or class, (ii) underwriting agencies (or managing general agencies) that produce and administer automobile insurance, and (iii) retail agencies that sell automobile insurance policies. Notwithstanding the foregoing, in the event Executive’s employment is not terminated for Cause, if Executive reasonably shows that his proposed employment is not directly competitive with the Company’s business, Executive may enter into such employment.
     (c) Non-Solicitation. Upon termination or expiration of his employment, whether voluntary or involuntary, Executive agrees not to directly or indirectly solicit either (i) any employees of the Company to leave their employment with the Company in favor of employment with any other entity, or (ii) business from any entity, organization or person which has contracted with the Company, which has been doing business with the Company, from which the Company was soliciting business at the time of Executive’s termination, or from which the Executive knew or had reason to know that the Company was going to solicit business at the time of Executive’s termination, in each case for a two-year period from the date of Executive’s termination of his employment with the Company.

EXHIBIT B
ACKNOWLEDGEMENT OF NON-REVOCATION AFTER EXPIRATION OF
SEVEN-DAY PERIOD
     I, Thomas Mangold, acknowledge that I executed a SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) with Affirmative Insurance Holdings, Inc., that I was given a seven-day period immediately following my execution of that Agreement within which to revoke that Agreement, that the seven-day period has now expired without any revocation by me, and that the Agreement is now irrevocable. By executing this Reaffirmation, I affirm that I have not heretofore, or contemporaneously with the execution of this Reaffirmation, revoked, or attempted to revoke the Agreement, either by notice to the Company, or otherwise, and that I am now, by virtue of my execution of this Reaffirmation, fully bound by all of the terms and conditions of the Agreement.
     EXECUTED in Dallas, Texas this ___day of November, 2005.
Thomas Mangold